EXHIBIT 21.1 Subsidiaries
Name                                               State of Incorporation
----                                               -------------------------

Mylan Pharmaceuticals Inc.                              West Virginia
Milan Holding, Inc.                                     Delaware
Bertek Pharmaceuticals Inc.                             Texas
Mylan Inc.                                              Delaware
UDL Laboratories, Inc.                                  Illinois
Mylan Technologies Inc.                                 West Virginia
American Triumvirate Insurance Company                  Vermont
Mylan International Holdings, Inc.                      Vermont
Mylan Caribe Inc.                                       Vermont